Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Dick Hobbs
(414) 347-3706

Sensient Technologies Corporation
Reports Results for the Second Quarter Ended June 30, 2013

Reported EPS of 65 Cents Includes Restructuring Costs of 9 Cents

Adjusted EPS of 74 Cents is a 6% increase and an All-Time Quarterly Record

Cash Provided by Operations in the First Six Months Increased to $70 Million

MILWAUKEE—July 25, 2013 —Sensient Technologies Corporation (NYSE: SXT) reported diluted earnings per share of 65 cents in the second quarter which includes restructuring costs of 9 cents per share. As adjusted, to remove the impact of the restructuring costs, diluted earnings per share were 74 cents, an all-time quarterly record and an increase of 5.7% over the 70 cents reported in the second quarter of 2012.  Consolidated revenue reached a new quarterly record of $378.8 million compared to $367.8 million in the second quarter of 2012. Operating income was $48.7 million, as reported, and included $6.6 million of pre-tax restructuring costs. Adjusted operating income was $55.3 million compared to $54.3 million reported in the second quarter of 2012.  Foreign currency translation did not have a significant impact on revenue or operating income in the second quarter.

Revenue for the six months ended June 30, 2013 was $744.5 million, compared to $733.4 million reported in the first half of 2012. Diluted earnings per share, as reported, were $1.08, which includes restructuring costs of 28 cents. As adjusted, to remove the impact of the restructuring costs, diluted earnings per share were $1.36 compared to $1.28 reported in last year’s first half. Foreign currency translation did not have a significant impact on revenue or earnings per share in the first half of the year.

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Sensient Technologies Corporation	Page 2
Earnings Release – Second Quarter Ended June 30, 2013
July 25, 2013

Cash provided by operating activities in the second quarter of 2013 was $44.5 million, an increase of 11% from the $40.1 million reported in the second quarter of 2012. For the first six months of 2013 cash provided by operating activities increased 43% to $70.0 million compared to $49.1 million in the first six months of 2012.

Earlier this year, the Company announced that it was initiating a broad and strategic restructuring plan. The plan includes relocating the Flavors & Fragrances Group headquarters to Chicago, consolidating several operating facilities throughout Europe and North America, and reducing the Company’s global headcount. The plan is progressing as scheduled and within the Company’s original cost estimates. The Company has included non-GAAP results to remove the costs related to the restructuring plan and provide investors with a view of operating performance excluding significant and non-recurring items.

“Sensient delivered solid results in the second quarter,” said Kenneth P. Manning, Chairman and CEO of Sensient Technologies Corporation.  “We continue to see opportunities for growth in all of our Groups, and I remain very optimistic about the Company’s future.”

BUSINESS REVIEW

The Color Group reported revenue of $126.6 million in the second quarter of 2013, compared to $129.2 million reported in the comparable period last year.  Second quarter operating income increased 4.4% to an all-time quarterly high of $27.7 million from $26.6 million in the second quarter of 2012. Color Group operating margins increased 140 basis points to 21.9% in the second quarter. Strong performances in digital inks and cosmetics contributed to the record results. Foreign currency translation did not have a significant impact on revenue or operating income in the quarter.

The Flavors & Fragrances Group reported quarterly revenue of $227.9 million compared to the $218.9 million reported in the comparable period last year.  Operating income was $32.6 million in the quarter compared to $33.5 million reported in last year’s second quarter. Second quarter results were impacted by higher raw material costs. Foreign currency translation did not have a significant impact on revenue or operating income in the quarter.

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Sensient Technologies Corporation	Page 3
Earnings Release – Second Quarter Ended June 30, 2013
July 25, 2013

The Corporate & Other segment, which includes the Company’s operations in Asia Pacific and China, and the flavor businesses in Central and South America, reported revenue of $38.8 million in the second quarter, an increase of 8.5% compared to $35.8 million reported in last year’s second quarter. Revenue growth, in local currency terms, was very strong throughout the Asia Pacific region.

2013 OUTLOOK

Sensient has narrowed its guidance for 2013 diluted earnings per share, which is now expected to be between $2.68 and $2.73, excluding the impact of the restructuring charge.  The Company’s previous guidance had been a range of $2.66 to $2.73 per share, excluding the restructuring charge.

CONFERENCE CALL

The Company will host a conference call to discuss its 2013 second quarter financial results at 10:00 a.m. CDT on Friday, July 26, 2013.  To make a reservation for the conference call, please contact InterCall Teleconferencing at (706) 645-6973 and refer to the Sensient Technologies Corporation conference call.

A replay will be available beginning at 1:00 p.m. CDT on July 26, 2013, through midnight on August 2, 2013, by calling (404) 537-3406 and referring to conference identification number 14964083.  A transcript of the call will also be posted on the Company’s web site at www.sensient.com after the call concludes.

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Sensient Technologies Corporation	Page 4
Earnings Release – Second Quarter Ended June 30, 2013
July 25, 2013

This release contains forward-looking statements (as that term is defined in the Private Securities Litigation Reform Act of 1995) that reflect management’s current assumptions and estimates of future economic circumstances, industry conditions, Company performance and financial results.  A variety of factors could cause the Company’s actual results and experience to differ materially from the anticipated results, including, but not limited to the factors noted in this press release and in the Management’s Discussion and Analysis in our most recently filed annual report on Form 10-K for the year ended December 31, 2012, and quarterly report on Form 10-Q for the quarter ended March 31, 2013. The forward-looking statements in this press release speak only as to the date of this release.  Sensient Technologies Corporation expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations upon which such statements are based.

ABOUT SENSIENT TECHNOLOGIES

Sensient Technologies Corporation is a leading global manufacturer and marketer of colors, flavors and fragrances.  Sensient employs advanced technologies at facilities around the world to develop specialty food and beverage systems, cosmetic and pharmaceutical systems, inkjet and specialty inks and colors, and other specialty and fine chemicals.  The Company’s customers include major international manufacturers representing most of the world’s best-known brands.  Sensient is headquartered in Milwaukee, Wisconsin.

www.sensient.com

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Sensient Technologies Corporation	Page 5
(In thousands, except percentages and per share amounts)

Consolidated Statements of Earnings	Three Months Ended June 30,			Six Months Ended June 30,

	2013	2012	% Change	2013	2012	% Change

Revenue	$378,806	$367,777	3.0%	$744,446	$733,437	1.5%

Cost of products sold	256,285	247,822	3.4%	504,788	498,150	1.3%
Selling and administrative expenses	73,843	65,657	12.5%	154,642	134,500	15.0%

Operating income	48,678	54,298	-10.4%	85,016	100,787	-15.6%
Interest expense	4,008	4,347		8,269	8,753

Earnings before income taxes	44,670	49,951	-10.6%	76,747	92,034	-16.6%
Income taxes	12,388	15,046		23,026	28,223

Net earnings	$32,282	$34,905	-7.5%	$53,721	$63,811	-15.8%

Earnings per common share:
Basic	$0.65	$0.70	-7.1%	$1.08	$1.29	-16.3%

Diluted	$0.65	$0.70	-7.1%	$1.08	$1.28	-15.6%

Average common shares outstanding:
Basic	49,751	49,537	0.4%	49,731	49,656	0.2%

Diluted	49,917	49,771	0.3%	49,892	49,884	0.0%

Reconciliation of Non-GAAP Amounts

The Company recorded restructuring costs of $6.6 million ($4.7 million after-tax or $0.09 per share) and $19.4 million ($14.1 million after-tax or $0.28 per share) for the three and six month periods ended June 30, 2013, respectively, related to the 2013 restructuring program to relocate the Flavors & Fragrances Group headquarters to Chicago, as well as a profit improvement plan across all segments of the Company.

	Three Months Ended June 30,

	Reported	Restructuring	Adjusted	Reported
	2013	Impact	2013	2012	% Change

Revenue	$378,806	$-	$378,806	$367,777	3.0%

Cost of products sold	256,285	277	256,008	247,822	3.3%
Selling and administrative expenses	73,843	6,365	67,478	65,657	2.8%

Operating income	48,678	(6,642)	55,320	54,298	1.9%
Interest expense	4,008	-	4,008	4,347

Earnings before income taxes	44,670	(6,642)	51,312	49,951	2.7%
Income taxes	12,388	(1,940)	14,328	15,046

Net earnings	$32,282	$(4,702)	$36,984	$34,905	6.0%

Earnings per common share:
Basic	$0.65	$(0.09)	$0.74	$0.70	5.7%

Diluted	$0.65	$(0.09)	$0.74	$0.70	5.7%

Average common shares outstanding:
Basic	49,751		49,751	49,537	0.4%

Diluted	49,917		49,917	49,771	0.3%

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Sensient Technologies Corporation	Page 6
(In thousands, except percentages and per share amounts)

Reconciliation of Non-GAAP Amounts (continued)

	Six Months Ended June 30,

	Reported	Restructuring	Adjusted	Reported
	2013	Impact	2013	2012	% Change

Revenue	$744,446	$-	$744,446	$733,437	1.5%

Cost of products sold	504,788	872	503,916	498,150	1.2%
Selling and administrative expenses	154,642	18,543	136,099	134,500	1.2%

Operating income	85,016	(19,415)	104,431	100,787	3.6%
Interest expense	8,269	-	8,269	8,753

Earnings before income taxes	76,747	(19,415)	96,162	92,034	4.5%
Income taxes	23,026	(5,306)	28,332	28,223

Net earnings	$53,721	$(14,109)	$67,830	$63,811	6.3%

Earnings per common share:
Basic	$1.08	$(0.28)	$1.36	$1.29	5.4%

Diluted	$1.08	$(0.28)	$1.36	$1.28	6.3%

Average common shares outstanding:
Basic	49,731		49,731	49,656	0.2%

Diluted	49,892		49,892	49,884	0.0%

The Company is presenting these non-GAAP amounts to provide investors with a view of operating performance excluding the restructuring impact.

Results by Segment	Three Months Ended June 30,			Six Months Ended June 30,

Revenue	2013	2012	% Change	2013	2012	% Change

Flavors & Fragrances	$227,918	$218,918	4.1%	$444,959	$433,649	2.6%
Color *	126,589	129,241	-2.1%	254,467	261,497	-2.7%
Corporate & Other	38,805	35,777	8.5%	74,798	70,773	5.7%
Intersegment elimination	(14,506)	(16,159)	-10.2%	(29,778)	(32,482)	-8.3%

Consolidated	$378,806	$367,777	3.0%	$744,446	$733,437	1.5%

Operating Income

Flavors & Fragrances	$32,561	$33,459	-2.7%	$61,481	$62,524	-1.7%
Color *	27,710	26,553	4.4%	53,683	52,336	2.6%
Corporate & Other	(11,593)	(5,714)		(30,148)	(14,073)

Consolidated	$48,678	$54,298	-10.4%	$85,016	$100,787	-15.6%

Consolidated Excluding Restructuring Charge	$55,320	$54,298	1.9%	$104,431	$100,787	3.6%

* Beginning in the first quarter of 2013, the results of operations for the Company’s cosmetic and pharmaceutical businesses in Asia Pacific and China, previously reported in the Corporate & Other segment, are reported in the Color Group. Results for 2012 have been restated to reflect this change.

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Sensient Technologies Corporation	Page 7
(In thousands, except per share amounts)

Consolidated Condensed Balance Sheets
June 30,	2013	2012

Current assets	$770,701	$721,690
Goodwill and intangibles (net)	452,358	452,556
Property, plant and equipment (net)	532,121	472,028
Other assets	45,715	37,783

Total Assets	$1,800,895	$1,684,057

Current liabilities	$213,309	$186,259
Long-term debt	342,699	340,048
Accrued employee and retiree benefits	60,464	54,924
Other liabilities	22,259	31,756
Shareholders' equity	1,162,164	1,071,070

Total Liabilities and Shareholders' Equity	$1,800,895	$1,684,057

Consolidated Statements of Cash Flows
Three Months Ended June 30,	2013	2012

Net cash provided by operating activities	$44,455	$40,139

Cash flows from investing activities:
Acquisition of property, plant and equipment	(34,202)	(30,908)
Proceeds from sale of assets	7	1,289
Other investing activity	(62)	(30)

Net cash used in investing activities	(34,257)	(29,649)

Cash flows from financing activities:
Proceeds from additional borrowings	42,158	16,241
Debt payments	(31,173)	(11,822)
Purchase of treasury stock	-	(1,744)
Dividends paid	(11,508)	(10,987)
Proceeds from options exercised and other	364	601

Net cash used in financing activities	(159)	(7,711)

Effect of exchange rate changes on cash and cash equivalents	(2,844)	(4,073)

Net increase (decrease) in cash and cash equivalents	7,195	(1,294)
Cash and cash equivalents at beginning of period	19,470	13,349
Cash and cash equivalents at end of period	$26,665	$12,055

Supplemental Information
Three Months Ended June 30,	2013	2012

Depreciation and amortization	$12,930	$12,416

Dividends per share	$0.23	$0.22